EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

MetaSolv, Inc.:

We consent to the incorporation by reference in the following registration statements of MetaSolv, Inc. of our report dated March 28, 2005, with respect to the consolidated balance sheet of MetaSolv, Inc. as of December 31, 2004, and the related consolidated statement of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two year period ended December 31, 2004, which report appears in the December 31, 2005 annual report on Form 10-K of MetaSolv, Inc.

Form Type	Registration Number
Form S-8	333-112685
Form S-8	333-112684
Form S-8	333-103740
Form S-8	333-103742
Form S-8	333-83730
Form S-8	333-83732
Form S-8	333-91435
Form S-8	333-91233
Form S-8 POS	333-91435
Form S-8 POS	333-91233
Form S-8	333-129586

/s/    KPMG LLP

Dallas, Texas

February 20, 2006